Exhibit 99.1
Cadence Pharmaceuticals Reports Fourth Quarter and Full Year 2007 Financial
Results and Provides Corporate and Clinical Program Overview
SAN DIEGO, CA – March 12, 2008 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the quarter and year ended December 31, 2007, and provided corporate and clinical program overviews for the year ended 2007 and for 2008 to date.
“During 2007, we continued to advance the Phase III clinical programs for our two product candidates, Acetavance™, an intravenous formulation of acetaminophen for the treatment of pain and fever, and Omigard™, a topical antimicrobial gel for the prevention of catheter-related infections”, stated Ted Schroeder, President and CEO of Cadence Pharmaceuticals. “In addition, we achieved important corporate objectives of strengthening our management team and, in February 2008, raising gross proceeds of approximately $49.3 million in a registered direct equity offering. We believe we now have sufficient resources and capital to advance our two product candidates through to NDA submissions, currently anticipated in the first half of 2009.”
Financial Results
For the fourth quarter ended December 31, 2007, Cadence reported a net loss of $14.2 million, or $0.50 per share, compared to a net loss of $9.0 million, or $0.53 per share, for the same period in 2006. For the year ended December 31, 2007, Cadence reported a net loss of $51.7 million, or $1.81 per share, as compared to a net loss of $52.2 million, or $10.07 per share, for the same period in 2006. The results for the year ended December 31, 2007, included approximately $4.3 million in stock-based compensation expense.
As of December 31, 2007, Cadence held cash and cash equivalents of $55.4 million. Including the proceeds from the registered direct offering completed in February 2008, the company’s cash and cash equivalents balance as of February 29, 2008, was $98.0 million.
Total operating expenses for the fourth quarter of 2007 were $14.6 million, as compared to $9.6 million for the same period in 2006. The increased operating expenses in the fourth quarter of 2007 were primarily a result of increases of $0.5 million and $1.6 million in research and development costs related to on-going Phase III clinical trials of Acetavance and Omigard, respectively, and the addition of research and development staff to support clinical and regulatory efforts for both product candidates. In addition, general and administrative costs increased $1.2 million as a result of stock-based compensation expenses and other personnel related charges, other professional and consulting fees, and costs related to operating as a public company.

Total operating expenses for the year ended December 31, 2007, were $54.2 million compared to $53.6 million for the same period in 2006. Research and development expenses decreased $6.0 million in 2007 to $41.8 million, compared to $47.8 million in 2006. This decrease was primarily due to a $25.3 million initial license fee and related costs for Acetavance incurred in March 2006. Excluding the license fee, research and development expenses for 2007 increased $19.3 million from 2006 primarily due to the advancement of the Acetavance and Omigard clinical development programs. Marketing expenses increased $2.1 million in 2007 to $2.9 million, primarily due to increased market research and related costs for Acetavance and Omigard and increased salaries and related personnel costs from the planned addition of marketing staff in 2007 as compared to 2006. In addition, general and administrative expenses increased $4.6 million in 2007 to $9.6 million, primarily due to increases in salaries and related personnel costs (including an increase of $1.5 million in stock-based compensation charges) from the planned addition of general and administrative staff in 2007 as compared to 2006, and costs related to operating as a public company.
Financial Outlook for 2008
Cadence currently anticipates that total operating expenses for full year 2008 will be between $54 million and $59 million including an estimated $4 to $6 million in non-cash stock-based compensation expenses. Cadence expects that cash, cash equivalents and investments held for sale at December 31, 2008, will be between $41 million and $46 million.
Acetavance™ Clinical Program
•	In January 2008, Cadence announced topline results from two Phase III clinical trials of Acetavance, Study 301 and Study 302. While Study 301, which evaluated Acetavance in the treatment of pain following abdominal gynecologic surgery, successfully achieved several secondary endpoints, including pain relief, global patient satisfaction and time to administration of rescue medication, the study did not meet its primary endpoint of demonstrating a statistically significant reduction in patients’ pain intensity levels over 48 hours compared to placebo. Study 302, a Phase III clinical trial of Acetavance in fever, successfully met its primary endpoint, demonstrating a statistically significant reduction of fever over six hours compared to placebo. In both studies, Acetavance demonstrated a favorable safety profile, which was similar to placebo.

•	In January 2008, Cadence also initiated communications with the FDA to obtain additional guidance regarding its clinical development program for Acetavance. Cadence expects to receive such guidance from the FDA in the second quarter of 2008. Based upon the outcome of these communications, Cadence may conduct additional clinical trials or modify its ongoing clinical trials of this product candidate.

•	In the fourth quarter of 2007, Cadence initiated enrollment in Study 304, a pivotal, Phase III clinical trial of Acetavance for the treatment of acute pain in adults following abdominal laparoscopic surgery. This randomized, double-blind, multi-center study of 240 patients is designed to evaluate the safety and efficacy of Acetavance administered over 24 hours as a 1000 mg dose every six hours and as a 650 mg dose every four hours, compared to placebo. Cadence has recently implemented several design enhancements to this study, including tightening patient eligibility criteria, performing more frequent pain assessments and increasing control of opioid medications. The purpose of Study 304 is to provide data on the use of Acetavance in a moderate pain model, as well as information on the safety and efficacy of this product candidate at two different doses and dosing intervals. Cadence currently anticipates completing enrollment in this clinical trial in the third quarter of 2008, and announcing top-line data in the first half of 2008.

•	Cadence expects to announce the results of Acetavance Study 303 for the treatment of fever in adults in the second quarter of 2008. This non-pivotal study is intended to assess the speed of onset of anti-pyretic action of Acetavance compared to orally-administered acetaminophen in 81 patients at one U.S. clinical trial site.

•	Cadence has initiated a multi-day safety study of Acetavance in adults, and plans to initiate a safety study in pediatric patients, in the first quarter of 2008.

•	Cadence currently anticipates the submission of a 505(b)(2) NDA for Acetavance to the U.S. Food and Drug Administration in the first half of 2009.

Acetavance Trials	Study	Phase	Enrollment Status

Treatment of pain following total knee & hip replacement	Sinatra(1)	III	Completed
Treatment of pain following abdominal gynecologic surgery	301	III	Completed
Treatment of fever in adults (vs. placebo)	302	III	Completed
Treatment of fever in adults (onset of action)	303	III	Completed
Adult pharmacokinetics	101	I	Completed
Treatment of pain following abdominal laparoscopic surgery	304	III	Enrolling
Adult safety	351	III	Enrolling
Pediatric pharmacokinetics	102	I	Enrolling
Pediatric safety	352	III	Initiation in First Quarter 2008

(1)	Conducted by Bristol-Myers Squibb
Omigard™ Clinical Program Overview
•	Cadence expects to complete patient enrollment in its pivotal Phase III clinical trial of Omigard for the prevention of catheter-related infections in the second quarter of 2008, and to announce top-line data in the second half of 2008.

•	Cadence currently anticipates the submission of an NDA for Omigard to the U.S. Food and Drug Administration in the first half of 2009.
Conference Call and Webcast on March 12, 2008, 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)
Cadence management will host a conference call on March 12, 2008, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing 877-681-3375 (domestic) or 719-325-4913 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.
About Cadence Pharmaceuticals, Inc.
Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III product candidates in development, Acetavance™ (intravenous acetaminophen) for the treatment of acute pain and fever, and Omigard™ (omiganan pentahydrochloride 1% topical gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-looking Statements
Cadence cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding: the timeframes in which Cadence expects to initiate, complete enrollment in, and disclose results from its clinical trials of Acetavance and Omigard, and the timeframes for filing submissions with regulatory authorities seeking marketing authorization for these product candidates; statements regarding the effects of management changes; Cadence’s projected operating expenses and cash balances for 2008; and the adequacy of the company’s funding to advance its product candidates through to NDA submissions. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Cadence’s business, including, without limitation: the company’s dependence on the success of its only two product candidates; additional ongoing or planned clinical trials of Acetavance or Omigard conducted by the company may produce negative or inconclusive results, or may be inconsistent with clinical trials previously conducted by Cadence, its licensors or others; delays in completing Cadence’s clinical trials or achieving its product development goals, or significant issues regarding the results, design or execution of its clinical trials; the potential need or requirement to expand or modify the company’s ongoing clinical trials or to conduct additional clinical trials; the market potential for Cadence’s product candidates, and its ability to compete with new or existing products; unanticipated adverse side effects or inadequate therapeutic efficacy of the company’s product candidates; delays or quality issues with respect to completion of pre-commercialization manufacturing development activities; other difficulties or delays in developing, testing, manufacturing, obtaining regulatory approval for, and marketing Cadence’s product candidates; the scope, validity and limitations in the company’s patent rights, and its ability to maintain patent protection for its product candidates; the need to obtain substantial additional funding to complete the company’s clinical development programs and successfully launch its products, and the potential that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Cadence™, Acetavance™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.
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Contacts:	William R. LaRue SVP & Chief Financial Officer Cadence Pharmaceuticals, Inc. 858-436-1400

Anna Gralinska Director, Investor Relations Cadence Pharmaceuticals, Inc. 858-436-1452

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating expenses:
Research and development	$10,431,529	$7,775,168	$41,781,357	$47,826,761
Marketing	1,403,080	249,490	2,865,804	810,315
General and administrative	2,767,594	1,615,590	9,586,705	4,946,121

Total operating expenses	14,602,203	9,640,248	54,233,866	53,583,197

Loss from operations	(14,602,203)	(9,640,248)	(54,233,866)	(53,583,197)

Other income (expense):
Interest income	628,570	912,907	3,404,447	1,944,908
Interest expense	(261,525)	(225,768)	(867,524)	(497,617)
Other expense	2,326	2,894	(16,611)	(37,035)

Total other income, net	369,371	690,033	2,520,312	1,410,256

Net loss	$(14,232,832)	$(8,950,215)	$(51,713,554)	$(52,172,941)

Basic and diluted net loss per share(1)	$(0.50)	$(0.53)	$(1.81)	$(10.07)

Shares used to compute basic and diluted net loss per share(1)	28,699,215	16,816,445	28,572,883	5,181,920

(1)	As a result of the issuance of 6,900,000 shares of common stock in the Company’s initial public offering in the fourth quarter of 2006 and the conversion of the Company’s preferred stock into 19,907,605 shares of common stock upon completion of the Company’s initial public offering, there is a lack of comparability in the per share amounts between the 2006 and 2007 periods presented.

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,392,921	$86,825,526
Restricted cash	1,981,848	347,849
Prepaid expenses and other current assets	959,321	820,311

Total current assets	58,334,090	87,993,686

Property and equipment, net	5,139,538	3,558,618
Restricted cash	885,434	1,233,281
Other assets	252,963	306,598

Total assets	$64,612,025	$93,092,183

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,974,991	$2,073,726
Accrued liabilities	13,901,770	7,378,750
Current portion of long-term debt	5,617,928	2,338,010

Total current liabilities	21,494,689	11,790,486

Deferred rent	1,224,869	1,460,109
Long-term debt, less current portion and discount	13,412,349	4,432,546
Other long-term liabilities	22,048	—
Total stockholders’equity	28,458,070	75,409,042

Total liabilities and stockholders’equity	$64,612,025	$93,092,183